Exhibit 10.13

CERTAIN PORTIONS OF THIS DOCUMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN REDACTED. REDACTIONS ARE INDICATED BY A DOUBLE PAIR OF EMPTY BRACKETS (“[[    ]]”). THE TEXT HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THE NUMBER OF PAGES COVERED BY THIS REQUEST IS 3.

SERVICES AGREEMENT

AGREEMENT, dated December 1, 2005, between Amerada Hess Corporation (“Hess”), One Hess Plaza, Woodbridge, NJ 07095 and Info-Hold, Inc. (“Vendor”), 4120 Airport Rd, Cincinnati, OH 45226.

WHEREAS, Vendor is engaged in the business of providing music programming services (the “Services”); and

WHEREAS, Hess desires to engage Vendor to provide the Services in accordance with the terms of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.	SCOPE OF SERVICES

The music programming services include continual music transmitted over speaker systems. The playlist for such music will be subject to Hess’ prior approval. Hess may change this playlist at any time on notice to Vendor.

Vendor will perform the Services at the Hess retail stores listed on the attached Exhibit 1.

2.	EQUIPMENT

Vendor will provide and install all equipment necessary to perform the Services (the “Equipment”), at it’s expense. Hess’ retail stores will receive the following Equipment Listed on attached Exhibit 2:

3.	QUALITY OF EQUIPMENT AND SERVICE

a.	All Equipment and Services will be free from defects.

b.	The Services will be promptly undertaken by Vendor and be carried out with due diligence and in a good and workerlike manner to completion and in compliance with any dates or times for performance prescribed. The Services are warranted to be performed in conformance with generally accepted standards for people doing similar types of Services in the area. Time is of the essence as to the Services.

c.	Vendor will promptly re-perform, correct, repair or replace, as necessary, any actions or inactions that result in a breach of this paragraph, at its sole cost.

4.	TERM

This Agreement will commence on January 1, 2006, and end on March 31, 2006.

5.	FEES

In consideration for its evaluation of the Services, Hess will [[                    ]] pay [[                    ]] to Vendor for the Services.

6.	INSURANCE AND INDEMNITY

Vendor will defend and indemnify Hess, its directors, officers subsidaries, affiliates and employees, against all losses, costs, fines, penalties, claims, lawsuits, settlements, judgments and expenses (including attorneys’ fees) for personal injury, property damage, violation of any laws, rules or regulations or breach of this Agreement resulting from any act or omission of Vendor, its employees, agents or subcontractors, in connection with the Services or this Agreement. This indemnity provision will be insured by Vendor with insurers and in amounts as set forth below.

Before the commencement of the Services, Vendor will, at its expense, place and maintain, and require its subcontractors to place and maintain, during the performance of the Services, the following minimum insurance coverages:

1.	Commercial general liability insurance (including contractual liability) of at least $2,000,000 per occurrence;

2.	Professional liability insurance (including errors and omission coverage) of at least $1,000,000 per occurrence;

3.	Worker’s compensation insurance that meets statutory requirements;

4.	Employer’s liability insurance of at least $1,000,000 per occurrence;

5.	Comprehensive automobile liability covering all vehicles that Vendor owns, hires, or leases in an amount not less than $1,000,000 (combined single limit for bodily injury and property damages); and

6.	Umbrella excess liability coverage in the amount of $2,000,000

Within ten (10) days after signing this agreement or before beginning any services, whichever is sooner, Vendor will furnish evidence to Hess of the required coverage, placed with insurers satisfactory to Hess. Hess is to be named as an additional insured on all insurance provided, except worker’s compensation. A waiver of subrogation is to be provided on all above stated insurances.

7.	INDEMNIFICATION AGAINST INFRINGEMENT

If notified in writing of any action brought against Hess based on a claim that any of Equipment or the Services infringes any patent, copyright, trade secret or other intellectual property right, Contractor shall defend such action, at its expense, and pay all costs (including attorneys’ fees) and damages awarded in such action or settlement which are attributable to such claim. In the event that an injunction is obtained against Hess’ use of the infringing Equipment or Services, Contractor shall, at its expense, (i) procure for Hess the right to continue using the Services or Equipment as provided for in the Agreement, (ii) replace or modify the Services or Equipment so that they are no longer infringing (so long as their functionality is essentially unchanged) or (iii) terminate the Services or Equipment that are infringing and return all fees paid hereunder.

8.	NO CONSEQUENTIAL DAMAGES

Neither party will be liable for any indirect, incidental, special, punitive or consequential damages (including, but not limited to loss, of income, profits, or savings) arising under this Agreement.

9.	ENTIRE AGREEMENTS/NO MODIFICATION

This Agreement compromises the entire agreement between Hess and Vendor, and there are no agreements, understandings, warranties or representations, oral or written, expressed or implied, that are not merged in or superseded by this Agreement. No change or modification of this Agreement will be binding on either party, unless such, change or modification is in writing and signed by an authorized representative of both parties.

10.	WAIVER

The waiver by either party of any breach or default of this Agreement will not be deemed to be a waiver of any subsequent breach or default nor will any failure by either party to enforce any rights or seek remedies on any breach or default under this Agreement, prejudice or affect its rights or remedies if there is any subsequent breach or default.

11.	SEVERENCE

If any provision of this Agreement cannot be enforced because of any law, rule or regulation, or if any judgment of any court or administrative body declares any provision to be invalid, the remaining provisions of this Agreement will be given full effect as completely as if the part held invalid had not been included.

12.	NOTICE

Any notice which is required under this Agreement to be in writing will be deemed to have been properly given if sent by certified United States Mail, Return Receipt Requested, postage prepaid, addressed to the business address in the introductory Paragraph of each of the parties, Attention If to Hess: [[                    ]] If to Vendor: Kevin McCullough.

13.	MAINTENANCE, REPAIR AND REMOVAL OF EQUIPMENT

a.	Vendor will be responsible for all maintenance and repair of the Equipment, at its cost.

b.	At the expiration or termination of this Agreement, Vendor will remove all Equipment, at its cost, at a time convenient for Hess. Vendor will promptly repair and replace any damage caused to Hess’ property as a result of this removal.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

AMERADA HESS CORPORATION

By:	[[ ]]
Name:	[[ ]]
Title:	[[ ]]

Info-Hold, Inc.

By:	/s/ Kevin McCullough
Name:	Kevin McCullough
Title:	Vice President (760) 578-1280

Exhibit 1 — Hess Locations

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Exhibit 2 — Equipment

To be installed at each HESS location above:

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